Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pacira BioSciences, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-175101, 333-181986, 333-196542, 333-212098 and 333-233141) on Form S-8 of Pacira BioSciences, Inc. of our reports dated February 20, 2020, with respect to the consolidated balance sheets of Pacira BioSciences, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Pacira BioSciences, Inc.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

Our report includes an explanatory paragraph indicating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, internal control over financial reporting associated with the acquisition of MyoScience, Inc. (now Pacira CryoTech, Inc.) during 2019, associated with 1% of total assets and 2% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Pacira CryoTech, Inc.

/s/ KPMG LLP Short Hills, NJ February 20, 2020